Exhibit 99.2

Papa John’s International, Inc. Announces Proposed $400 Million Senior Notes Offering

LOUISVILLE, Ky.--(BUSINESS WIRE)--September 7, 2021--Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa John’s”) announced today that it plans to offer up to $400 million aggregate principal amount of senior notes due 2029 (the “Notes”) in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Notes will be guaranteed by each of Papa John’s existing and future domestic restricted subsidiaries that are guarantors or borrowers under its Amended Credit Agreement (as defined below) or certain other indebtedness.

Concurrently with the closing of the offering of the Notes, Papa John’s will amend and restate its existing credit agreement (the “Amended Credit Agreement”) with JPMorgan Chase Bank, Inc., as administrative agent. Pursuant to the Amended Credit Agreement, Papa John’s existing revolving credit facility will be increased to an aggregate principal amount of $600 million and the maturity will be extended for an additional five-year term.

Papa John’s intends to use the net proceeds from the offering of the Notes, together with borrowings under its amended revolving credit facility, to repay outstanding borrowings under its existing revolving credit facility and term loan facility and to pay all related fees and expenses. There can be no assurance that the offering of the Notes or the Amended Credit Agreement will be completed.

The Notes and the related guarantees have not been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Papa John’s cautions that this press release contains forward-looking statements, including, without limitation, statements regarding the anticipated offering of the Notes, the Amended Credit Agreement, the repayment of indebtedness under its existing revolving credit facility and term loan facility and the other expected use of proceeds. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, material adverse changes in economic or industry conditions generally and the market demand for the Notes. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed or implied in these forward-looking statements. For a more complete discussion of other risk factors affecting Papa John’s, see Papa John’s filings with the Securities and Exchange Commission, including Papa John’s quarterly report on Form 10-Q for the six months ended June 27, 2021 and its annual report on Form 10-K for the fiscal year ended December 27, 2020. Papa John’s cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

Contacts

Ann Gugino
Chief Financial Officer
502-261-7272

Steve Coke
Senior Vice President of Financial Operations, Accounting and Reporting
502-261-7272